OMB APPROVAL OMB Number: 3235-0057 Expires: March 31, 2008 Estimated average burden Hours per response...............84

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14c INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No.......)

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

FROMEX EQUITY CORP.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value transaction:

5.	Total fee paid:

SEC 733A(03-06)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currency valid OMB control number.

INFORMATION STATEMENT
OF
FROMEX EQUITY CORP.
320 Manville Road
Pleasantville, N. Y. 10570

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY

This Information Statement is being furnished on or about July 16, 2007 to the holder of record as of the close of business on July 10, 2007 of the common stock of FROMEX EQUITY CORP. (referred to in this Information Statement as “we”, the “Company” or “Fromex”).

Fromex was incorporated in the State of Delaware on August 31, 2005 as a wholly owned subsidiary of FRMO Corp. (“FRMO”). Fromex has a fiscal year ending on the last day of February, as does its parent company FRMO. A copy of the Company’s Annual Report (Form 10-K) for the fiscal year ended February 28, 2007 is enclosed with this Information Statement. As of July 10, 2007 Fromex had 14,400,000 shares of common stock, par value $.01 per share, issued and outstanding all of which are owned by FRMO.

Spin-off of Fromex Shares by FRMO

The Company has filed with the Securities and Exchange Commission (“SEC”) a Form 10 Registration Statement for the shares of common stock of Fromex pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). FRMO plans to distribute, five weeks after all SEC comments with respect to the Registration Statement have been cleared, to its shareholders as of the close of business on a date which is 21 days prior to the distribution date (the “record date”), one share of Fromex common stock for each 50 shares of FRMO common stock then outstanding. FRMO has 36,137,774 shares of common stock presently outstanding which means that approximately 720,000 shares of Fromex common stock (taking into consideration the payment of cash for fractional shares) will be distributed, representing 5% of the 14,400,000 shares of Fromex issued and outstanding. Fractional shares will be paid in cash based on the average of the high bid price in the first 15 trading days after the distribution date and/or, if the Board of Directors deem it necessary or appropriate, on an independent appraisal of market value. It is expected that the aggregate of cash paid for fractional shares will not exceed $1,000. The distribution of cash in lieu of fractional shares will not occur at the same time as the distribution of common stock.

Election of Directors

Our Board of Directors has approved and FRMO Corp. (herein “FRMO”) as the sole shareholder owning all of the 14,400,000 shares of comon stock outstanding as of July 10, 2007 has consented in writing to the election of the Board of Directors described below, which is the sole action taken pursuant to this Information Statement. Such approval and consent are sufficient under the Delaware General Corporation Law and our By-Laws to approve the action. Accordingly, the action will not be submitted to anyone else for a vote. This Information Statement is being furnished to provide certain information in accordance with the requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation 14C.

The date of this Information Statement is July 16, 2007.

General

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company intends to mail it, as well, to the holders of common stock of FRMO as of the close of business on July 16, 2007. Brokers, nominees fiduciaries and other custodians have been requested to forward the Information Statement to the beneficial owners of common stock of FRMO held of record by them and such custodians will be reimbursed for their reasonable expenses.

We will only deliver one Information Statement to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will promptly deliver a separate copy of this Information Statement to a security holder at a shared address to which a single copy of the document was delivered upon written request to the Company at the above address:

Security holders may also address future requests for separate delivery of Information Statements and/or Annual Reports by contacting us at the address listed above.

MARKET PRICE AND DIVIDEND POLICY

After all SEC comments with respect to the Fromex Registration Statement have been cleared, the Company plans to seek market makers for quotations of its common stock on the Over-the-Counter Bulletin Board.

Fromex has obtained a CUSIP number for its common stock and will begin the procedure for quoting the common stock on Over-the-Counter Bulletin Board. The Company believes its common stock will be so quoted after the distribution of shares to FRMO stockholders but there is no assurance when or if this will occur.

The Company has never paid dividends on the common stock and there is no present intention to do so in the foreseeable future.

ACTION TO BE TAKEN

ELECTION OF DIRECTORS

Five Nominees are to be elected to serve for a term of one year or until the election and qualification of their successors. The nominees for directors of the Company are as follows:

Nominees	Position
Murray Stahl	Chairman of the Board and
Chief Executive Officer

Steven Bregman	Director, President and Chief
Financial Officer

Jay Hirschson	Director
Allan Kornfeld	Director
Lester J. Tanner	Director

Messrs Stahl and Bregman have served in the above positions since the inception of the Company on August 31, 2005. Messrs Hirschson, Kornfeld and Tanner were elected Directors on June 19, 2006 and they are “independent directors” in accordance with the applicable corporate governance standards of NASDAQ. There is no family relationship between any of the directors.

The following information was provided by the directors:

Murray Stahl:
Age 53. Mr. Stahl has been Chairman of the Board and Chief Executive Officer of FRMO Corp. since 2001. He co-founded Horizon Research Group, a subsidiary of Horizon Asset Management, Inc., in 1995. Prior to 1995 Mr. Stahl was with Bankers Trust Company for 16 years as a portfolio manager and research analyst.

Steven Bregman:
Age 48. Mr. Bregman has been President, Treasurer and Chief Financial Officer of FRMO Corp. since 2001. He co-founded Horizon Research Group in 1995. Prior to 1995 Mr. Bregman was with Bankers Trust Company for 9 years, where he was an Investment Officer in the Bank’s Private Clients Group.

Jay Hirschson:
Age 40. For more than the past five years Mr. Hirschson has operated JPH Consulting Group, which advises companies on corporate development and financial matters. Before that he was an executive or consultant to media and internet companies including Miramax Films, New Line Cinema and News Corporation. He is a graduate of Brown University and received an MBA degree from Columbia University.

Allan Kornfeld:
Age 69. For more than the past five years Mr. Kornfeld has been an Independent Consultant on financial matters and a Director at M & A London, LLC of Montclair, New Jersey which provides corporate development services to mid-range public and private companies. He is a certified public accountant and attorney. He was accountant and audit partner of Ernst & Young from 1960-1975, a comptroller, Vice President and Senior Vice President of Ametek, Inc. (NYSE) from 1975-1986 and then Chief Financial Officer and Executive Vice President of Ametek from 1986-1994.

Lester J. Tanner:
Age 83. Mr. Tanner was President of MFC Development Corp. from August 1, 2000 until November 29, 2005. Prior to August 1, 2000 he practiced law as a partner in his firm for more than 30 years with a concentration in corporate, and financial matters. Mr. Tanner has a J. D. degree from Harvard Law School and is currently a member of the law firm of Tanner McColgan, LLP.

Committees

Since June 19, 2006, the Board of Directors has held two meetings at which all directors were present. The Company has a standing Executive Committee, Audit Committee and Compensation Committee.

The Executive Committee exercises the authority of the Board of Directors in the management of the business of the Company at such times as the full Board of Directors is unavailable. The Executive Committee, which has not met since June 19, 2006, currently consists of Messrs. Bregman (Chair), Kornfeld and Tanner.

The Audit Committee met twice since June 19, 2006 and currently consists of Messrs. Kornfeld (Chair), Hirschson and Tanner. All members are “financially literate” and Mr. Kornfeld qualifies as an “audit committee financial expert” as defined by applicable regulations. The Audit Committee is a standing committee which reviews actions with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of annual audits, the nature of any non-audit services, the fees to be paid to said accountants and the accounting practices of the Company.

The Compensation Committee reviews the compensation, benefits and stock options for the Company’s executive and key personnel and makes recommendations to the Board of Directors. The Compensation Committee, which has not met since June 19, 2006, currently consists of Messrs. Hirschson (Chair), Kornfeld and Tanner.

Security Ownership of Certain Beneficial Owners and Management

All of the outstanding shares of Fromex’s common stock is owned by FRMO Corp. The table below shows the beneficial ownership of the common stock, par value $.001 per share, of FRMO Corp. as of May 31, 2007 by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock of FRMO Corp, (ii) each executive officer and director of the Company and (iii) all executive officers and directors of the Company as a group.

Name and Address	Position at	Number of Shares		Percent of Class
of Beneficial Owner	Fromex	FRMO	Fromex	FRMO	Fromex

FRMO Corp.	-	-	14,400,000	-	100.0%
Murray Stahl (a)	Chairman, CEO	6,635,920		18.4%
	Director
Steven Bregman (a)	President, Treasurer,	6,635,920		18.4%
	CFO, Director
Peter Doyle (a)	Vice President	3,609,168		10.0%
	Secretary, Director
Lawrence J. Goldstein (b)	-	2,622,342		7.3%
Lester J. Tanner (c)	Director	2,016,174		5.6%
Allan Kornfeld (d)	Director	10,000		-
Jay Hirschson (d)	Director	110		-
John Meditz (a)	-	6,635,920		18.4%
Thomas C. Ewing (a)	-	3,423,575		9.5%
Stahl-Bregman
Group and all other
officers and directors as
a group (11 persons) (a)	-	33,496,287		92.7%

(a) The Stahl-Bregman Group beneficially owns 28,883,274 shares of FRMO common stock, which consists of the 26,940,503 share shown above for Messrs. Stahl, Bregman, Doyle, Meditz and Ewing, plus 1,136,442 shares beneficially owned by Catherine Bradford and 476,855 shares owned by Katherine Ewing. Horizon Research Group, an affiliate of the Chairman and President of the Company, owns 329,474 shares of FRMO common stock which are included in the total of 28,883,274 shares. The address of all members of the Stahl-Bregman Group listed in the table is 470 Park Avenue South, New York, N. Y. 10016.

(b) The shares shown above for Lawrence J. Goldstein consists of 1,939,929 shares beneficially owned by him plus 668,513 shares beneficially owned by Santa Monica Partners, L. P. and Santa Monica Partners II, L. P., private funds of which Mr. Goldstein is the President and owner of their General Partner. Mr. Goldstein’s address is 1865 Palmer Avenue, Larchmont, N. Y. 10538

(c) The shares shown above for Lester J. Tanner are beneficially owned by him and his wife, Dr. Anne-Renee Testa. Mr. Tanner’s address is 860 Fifth Avenue, New York, NY 10021.

(d) Allan Kornfeld’s address is 123 Wild Dunes Way, Jackson, N. J. 08527. Jay Hirschson's address is 15 Charles Street, New York, N. Y. 10014. In addition to the shares shown above Mr. Kornfeld has three options to purchase a total of 12,000 shares of FRMO common stock, namely 3,000 shares at $0.40 per share expiring July 17, 2008, 3,000 shares at $1.00 per share expiring July 15, 2011 and 6,000 shares at $4.00 per share expiring June 19, 2013. Mr. Hirschson has one option to purchase 3,000 shares of FRMO common stock at $4.00 per share expiring June 19, 2013.

Code of Ethics

The Company has adopted a written Code of Ethics that applies to all of its directors, officers and employees, which was filed as an Exhibit to the Company’s Form 10. Any shareholder may obtain a paper copy of that Code free of charge by writing to the Secretary at the address set forth on the cover page. Any amendment to the code of Ethics will be made available promptly after its date.

Indemnification of Directors and Officers

Pursuant to Article VII of the Company’s By-Laws Fromex will indemnify its directors, officers, employees and agents to the extent allowed by Section 145 of the General Corporation Law of the State of Delaware (the “Indemnitee”). Section 145 authorizes Fromex to indemnify any person who is a party to an action by reason of the fact of being a director, officer, employee or agent of Fromex against expenses (including attorney’s fees) judgments, fines and amounts paid in settlement if said person acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of Fromex. Accordingly Fromex shall, and is obligated to, indemnify and advance the expenses of the Indemnitee in every situation where Fromex has made the determination that the Indemnitee has acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. The statute and Fromex’s indemnification also covers any criminal action or proceeding if the Indemnitee did not have reasonable cause to believe that such Indemnitee’s conduct was unlawful.

Compensation of Directors

Steven Bregman and Murray Stahl, whose compensation as executive officers is reported below, did not receive any additional compensation for acting as directors. Lester Tanner’s compensation in the fiscal year ended February 28, 2007 was $31,500 but no portion of such compensation was paid in cash. All of it was recorded as non-cash compensation and a contribution to capital. Allan Kornfeld and Jay Hirschson have not received any compensation as directors. In the event, and when, the spin-off of Fromex shares and the listing of Fromex common stock on the Over-the-Counter Bulletin Board is completed, each of Messrs Kornfeld and Hirschson will receive a seven year option to purchase 5,000 shares of Fromex common stock at the market price on the date of the grant. Thereafter, in the event Mr. Kornfeld or Mr. Hirschson is re-elected at annual meetings beginning in July 2008, he will automatically be granted a seven year option to purchase 3,000 shares of Fromex common stock at the market price on the date of the grant.

Executive Compensation

The table below shows for the Company’s first fiscal year, namely the period August 31, 2005 (inception) to February 28, 2006 and the second fiscal year ended February 28, 2007 the compensation of the named executive officers.

Name and	Ended		All Other
Principal Position	Feb. 28	Salary	Bonus	Compensation

Steven Bregman	2006	$13,250
President and CFO	2007	41,500	-	-

Murray Stahl	2006	$750
Chairman & CEO	2007	2,000	-	-

No portion of such compensation was paid in cash, but all of it was recorded as non-cash compensation and contributions to capital. Fromex does not expect to pay any cash compensation to its executive officers in the current fiscal year ending February 29, 2008 and the compensation earned by them will also be recorded as non-cash compensation and contributions to capital.

Certain Relationships and Related Transactions

The executive officers of the Company are Murray Stahl, Steven Bregman and Peter Doyle. They met at Bankers Trust Company where they were portfolio managers and research analysts for 16 years, 9 years and 9 years respectively, before 1995. Together with others, including the other members of the Stahl-Bregman Group, they commenced business as officers and stockholders of Horizon Asset Management, Inc. (“Horizon Management”) in 1995. The members of the Stahl-Bregman Group are substantially all the stockholders of Horizon Management.

Horizon Management is a New York corporation, registered as an investment adviser under the Advisers Act of 1940. Its team of analysts utilizes a variety of long and short strategies for the funds in which it participates as a manager. Its research division, Horizon Research Group, is an independent research organization serving the investment community, primarily managers of mutual funds and hedge funds and other institutional investors.

Horizon Research Group provides in-depth analysis of information-poor, under-researched companies and securities to find complex or overlooked situations that can offer an advantage to the investor. Horizon’s research periodicals include, among others, The Contrarian Research Report, The Spin-Off Report and The Devil’s Advocate, a short sale report. These reports are addressed to investment managers but the concepts and process behind the reports also identify business opportunities in public and private companies for Horizon Management.

In 2001 the Stahl-Bregman Group acquired control of FRMO Corp. (“FRMO”), organized in Delaware, with about 2,500 beneficial owners of its common stock (trading symbol “FRMO”). It utilizes its management’s experience in the analysis and research of public companies as well as the identification of companies in the early stages of promising business strategies. FRMO’s common stock is currently traded in the “Pink Sheets.” Messrs. Stahl, Bregman and Doyle are the executive officers of FRMO, namely, Chairman, President and Vice President, respectively, and hold the same positions in the Company.

Fromex has entered into a contract with FRMO to perform consulting and management services to FRMO for which FRMO has agreed to pay Fromex ten (10%) percent of the cash receipts which FRMO received from its rights to share in fees generated by its third party customers during the term of the agreement (the “Consulting Agreement”). The term of the Consulting Agreement is from December 1, 2005 until February 28, 2010 (as amended on December 26, 2006) and for each twelve (12) month period thereafter unless terminated or amended by an instrument in writing signed by both parties on or before January 15, preceding the end of a respective term.

Fromex was incorporated in Delaware on August 31, 2005 as a wholly owned subsidiary of FRMO. As of July 10, 2007 Fromex had 14,400,000 shares of common stock, par value $.01 per share, issued and outstanding, all of which were owned by FRMO, for which it paid $844,000, $144,000 for the par value and $700,000 for Fromex’s capital in excess of par value. FRMO had advanced $306,219 upon the organization of Fromex which was repaid by Fromex to FRMO during the three months ended May 31, 2006, when Fromex received from FRMO the cash proceeds of $844,000 for the fiscal 2006 issuance of its common stock.

Messrs. Stahl and Bregman also provide their personal services to FRMO, Horizon Advisers and Horizon Management, which through them and their staff provide research and management to the funds having a total of $8 billion of assets under management at March 31, 2007.

In 2006 Fromex worked with other parties to organize Horizon Global Advisers, LLC (“Horizon Advisers”) in which it originally had a 40% revenue interest, which was changed on April 24, 2007 to the 60% equity interest formerly owned by FRMO

Horizon Advisers is a registered United States Investment adviser organized in Delaware (“Horizon Advisers”). On April 24, 2007 FRMO transferred to Fromex its 60% equity interest in Horizon Advisers as a contribution to the capital of Fromex. The other 40% ownership interest is owned by an individual who is an officer and employee of Horizon Advisers but not an officer or director of Fromex. Fromex’s 60% ownership interest subsumes its prior 40% revenue interest in FRMO’s receipt of net fees. FRMO has no further interest in Horizon Advisers. Fromex and Horizon Advisers will be filing consolidated financial statements for the three months ended May 31, 2007.

Horizon Advisers has four employees, other than the executive officers of Fromex. They are responsible for the management of the two funds described below, for which Horizon Advisers is the investment manager. Their activities also include the development of new funds for which Horizon Advisers may be appointed as investment manager as well as other funds, like the Protostar Fund described below, in which Fromex purchased a revenue interest.

Since December 26, 2006 Fromex’s Board of Directors is composed of a majority of persons who are not directors of FRMO. They are responsible for the oversight of Fromex’s subsidiary, Horizon Advisers, and development of additional business opportunities, including the compensation of the experienced investment professionals who will deliver idea generation and execution across Fromex’s business model. Revenues in Fromex’s fiscal year, March 1, 2007 to February 28, 2008 will include revenue to be derived from Fromex’s equity interest in the funds described below:

(i) Horizon Global Advisers Fund, plc (the “Horizon Fund”) is an open-ended variable capital investment company incorporated with limited liability in Ireland. Horizon Advisers is the investment manager for the Horizon Fund. The Horizon Fund is constituted as an umbrella fund insofar as its share capital will be divided into different series of shares with each series of shares representing a separate portfolio of assets, and comprising a separate sub-fund (a “Fund”) of the Horizon Fund. The first of said sub-funds, Horizon Opportunistic Value Fund, has been listed for trading on the Irish Stock Exchange. As of March 31, 2007 Horizon Advisers managed $72 million of assets in the Horizon Fund and $111 million in domestic advisory accounts. Horizon Advisers receives management fees based on assets under management.

(ii)  Horizon Multi-Strategy Fund (the “Multi-Strategy Fund”) is a hedge fund with a domestic portion (a Delaware limited partnership) and an offshore portion (an exempted company incorporated pursuant to the Companies Law of the Cayman Islands). Horizon Advisers, is the investment manager, which uses the same long and short strategies for both the domestic and offshore portions, the objective of which is to achieve long-term capital appreciation. Horizon Advisers has entered into a placement agreement with Credit Suisse Securities (USA) LLC to provide marketing services, investor relations and support services for the Multi-Strategy Fund. As of March 31, 2007 the Multi-Strategy Fund had $206 million dollars of assets under management. Horizon Advisers receives management and performance fees.

Protostar Fund (the “Protostar Fund”) is a hedge fund with a domestic portion (a Delaware limited partnership) and an offshore portion (an exempted company incorporated pursuant to the Companies Law of the Cayman Islands). Horizon Asset Management, Inc. (“Horizon Management”) is the investment manager, which uses the same strategies for both the domestic and offshore portions. The Fund’s principal investment objective is to achieve long-term superior risk-adjusted capital growth by investing primarily in equity-securities and equity-related instruments. The Fund’s portfolio includes both long and short positions in securities of companies. As of March 11, 2007 when the Protostar Fund had $16 million dollars of assets under management, Fromex acquired for $72,000 a 33 1/3% revenue interest in the net fees to be received by Horizon Management from the Protostar Fund.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised solely of independent directors. The purpose of the Audit Committee is to review actions with respect to various auditing and accounting matters, including the selection of the Company’s independent auditing firm, the scope of annual audits, the nature of any non-audit services, the fees to be paid to said accountants and the accounting practices of the Company. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Holtz Rubenstein Reminick LLP, the company’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee’s functions are not intended to duplicate the activities of management and the independent auditor. The committee serves a board-level oversight role, in which it provides advice and direction to management and the auditors on the basis of the information it receives and the experience of the Committee’s members in business, financial and accounting matters. Among other matters, the Audit Committee monitors the performance of the Company’s auditors, including the audit scope and auditor independence. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditor.

The Committee has reviewed and discussed the financial statements with management and the independent auditor. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees). The Company’s independent auditor provided the Committee with the disclosures required by Independent Standards Board Standard No. 1, “Independent Discussions with Audit Committees.” The Committee discussed with the independent auditor the firm’s independence.

Following the Committee’s discussions with management and the independent auditor, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 28, 2007.

Audit Fees

Fees for professional services rendered by Holtz Rubenstein Reminick LLP in connection with the audit of the Company’s annual financial statements for the year ended February 28, 2007 and reviews of the Company Forms 10-Q for the fiscal year approximated $47,500.

Audit Committee:	Allan Kornfeld (Chair) Jay Hirschson Lester J. Tanner

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended February 28, 2007 is being furnished to Shareholders concurrently herewith.

PROPOSALS BY SHAREHOLDERS

Proposals that Shareholders wish to include in the Company’s Information Statement for the Company’s 2008 Annual Meeting of Shareholders, presently scheduled to be held on July 17, 2008, must be received by the Company at 320 Manville Road, Pleasantville, N. Y. 10570. Attention of Peter Doyle, Secretary, no later than March 30, 2008.

July 16, 2007	By Order of the Board of Directors /s/ Steven Bregman Steven Bregman President /s/ Peter Doyle Peter Doyle Secretary